FINANCIAL PRODUCTS FACT SHEET T2013	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI EAFE® ETF and the iShares® MSCI Emerging Market ETF due March 2, 2026

Fact Sheet to Preliminary Pricing Supplement T2013 dated January 29, 2021

Summary of Terms	Investment Description

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent	Wells Fargo Securities, LLC
Term	Approximately 5 years
Market Measures	EURO STOXX 50® Index (the “Index”), the iShares® MSCI EAFE® ETF (a “Fund”) and the iShares® MSCI Emerging Market ETF (a “Fund”)
Pricing Date	February 25, 2021
Issue Date	March 2, 2021
Original Offering Price	$1,000 per security
Calculation Day	February 23, 2026
Maturity Payment Amount	See “How the maturity payment amount is calculated” on page 2
Stated Maturity	March 2, 2026. To the extent that we make any change to the expected pricing date or expected issue date, the stated maturity may also be changed in our discretion to ensure that the term of the securities remains the same.
Lowest Performing Market Measure	The Market Measure with the lowest Market Measure return
Market Measure Return	For each Market Measure, ending value – starting value starting value
Starting Value	For each Market Measure, its closing value on the pricing date
Ending Value	For each Market Measure, its closing value on the calculation day
Threshold Value	For each Market Measure, 70% of its starting value
Participation Rate	245% to 255%, to be determined on the pricing date
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $36.20 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $25.00 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $1.20 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP	22552X7C1

•	Linked to the lowest performing of the EURO STOXX 50® Index , iShares® MSCI EAFE® ETF and the iShares® MSCI Emerging Market ETF (each referred to as a “Market Measure,” and collectively as the “Market Measures”)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the lowest performing Market Measure. The lowest performing Market Measure is the Market Measure that has the lowest Market Measure return (i.e., the lowest percentage change from its starting value to its ending value). The maturity payment amount will reflect the following terms:

o	If the value of the lowest performing Market Measure increases, you will receive the original offering price plus 245% to 255% (to be determined on the pricing date) participation in the upside performance of the lowest performing Market Measure.

o	If the value of the lowest performing Market Measure remains flat or decreases but the decrease is not more than 30%, you will be repaid the original offering price.

o	If the value of the lowest performing Market Measure decreases by more than 30%, you will have full downside exposure to the decrease in the value of the lowest performing Market Measure from its starting value, and you will lose more than 30%, and possibly all, of the original offering price of your securities.

•	Investors may lose more than 30%, and possibly all, of the original offering price.

•	Your return on the securities will depend solely on the performance of the lowest performing Market Measure. You will not benefit in any way from the performance of the better performing Market Measures. Therefore, you will be adversely affected if any Market Measure performs poorly, even if the other Market Measures perform favorably.

•	All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the pricing date will be between $900 and $963.80 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

This fact sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the securities

For purposes of the securities offered by the accompanying pricing supplement, all references to each of the following terms used in the accompanying product supplements will be deemed to refer to the corresponding term used in such pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	Market Measure
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Lowest performing underlying	Lowest performing Market Measure
Initial level	Starting value
Final level	Ending value
Knock-in level	Threshold value
Closing level	Closing value
Upside participation rate	Participation rate

How the lowest performing Market Measure is determined

The lowest performing Market Measure is the Market Measure with the lowest Market Measure return.

The Market Measure return, with respect to a Market Measure, will be the percentage change from its starting value to its ending value.

How the maturity payment amount is calculated

At maturity, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

•	If the ending value of the lowest performing Market Measure is greater than or equal to its starting value, the maturity payment amount will be equal to $1,000 plus

$1,000 × Market Measure return of the lowest performing Market Measure × participation rate;

•	If the ending value of the lowest performing Market Measure is less than or equal to its starting value, but greater than or equal to its threshold value, the maturity payment amount will be equal to $1,000

•	If the ending value of the lowest performing Market Measure is less than or equal to its threshold value, the maturity payment amount will be equal to $1,000 plus

$1,000 × Market Measure return of the lowest performing Market Measure

If the ending value of the lowest performing Market Measure is less than its threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity.

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities for a range of hypothetical performances of the lowest performing Market Measure and is based on a hypothetical participation rate of 245% (the bottom of the specified range for the participation rate) and a threshold value for the lowest performing Market Measure equal to 70% of its starting value. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending value of the lowest performing Market Measure. The performances of the better performing Market Measures are not relevant to your return on the securities.

Hypothetical Returns

Hypothetical Market Measure return of the lowest performing Market Measure	Hypothetical maturity payment amount per security	Hypothetical pre-tax rate of return
100%	$3,450	245%
90%	$3,205	220.50%
80%	$2,960	196%
70%	$2,715	171.50%
60%	$2,470	147%
50%	$2,225	122.50%
40%	$1,980	98%
30%	$1,735	73.50%
20%	$1,490	49%
10%	$1,245	24.50%
0%	$1,000	0%
-10%	$1,000	0%
-20%	$1,000	0%
-30%	$1,000	0%
-31%	$690	-31%
-40%	$600	-40%
-50%	$500	-50%
-60%	$400	-60%
-70%	$300	-70%
-80%	$200	-80%
-90%	$100	-90%
-100%	$0	-100%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at maturity will depend on the actual starting value of the lowest performing Market Measure, the actual ending value of the lowest performing Market Measure and the actual participation rate. The performances of the better performing Market Measures are not relevant to your return on the securities.

Selected Risk Considerations

The risk factors listed below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	If The Ending Value Of The Lowest Performing Market Measure Is Less Than Its Threshold Value, You May Lose Some Or All Of The Original Offering Price Of Your Securities At Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	The Securities Do Not Provide For Interest Payments.

•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Any Market Measure Performs Poorly, Even If The Other Market Measures Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Market Measure That Is The Lowest Performing Market Measure, And You Will Not Benefit In Any Way From The Performance Of The Better Market Measures.

•	The Starting Value of Any Market Measure May Be Determined On A Date Later Than The Pricing Date.

•	More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Loss.

•	The U.S. Federal Income Tax Consequences Of The Securities Are Not Certain.

Risks Relating to the Underlyings

•	Historical Performance Of Any Market Measure Is Not Indicative Of Future Performance.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Market Measures.

•	No Ownership Rights Relating To The Market Measures.

•	No Dividend Payments Or Voting Rights.

•	We And Our Affiliates Generally Do Not Have Any Affiliation With The Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure of Information.

•	The index sponsor can add, delete or substitute the components included in the Index, make other methodological changes that could change the level of the Index, or discontinue or suspend calculation or dissemination of the Index at any time. Any of these actions could adversely affect the securities.

•	The Closing Level Of The Index Will Not Be Adjusted For Changes In Exchange Rates Relative To The U.S. Dollar Even Though The Equity Securities Included In The Index Are Traded In A Foreign Currency And The Securities Are Denominated In U.S. Dollars.

•	Some or all of the equity securities included in the Market Measures are issued by foreign companies and trade in foreign securities markets, and therefore involve risks associated with the securities markets in those countries.

•	The Funds are subject to management risk, and there is no assurance that an active trading market will continue for the shares of each Fund or that there will be liquidity in the trading market.

•	The Performance And Market Value Of Each Fund, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of Its Tracked Index.

•	Investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in each Fund trade.

•	The iShares® MSCI Emerging Markets ETF is exposed to the political and economic risks of emerging market countries.

•	Anti-Dilution Protection Is Limited.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging and Trading Activity Could Adversely Affect Our Payment To You At Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•	Effect Of Interest Rate Used In Structuring The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	Postponement Of Certain Dates May Adversely Affect Your Return.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated January 29, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Product Supplement No. I–C dated June 18, 2020, Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010321001276/dp144925_424b2-t2013.htm

You may access the underlying supplement, product supplements, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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